UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.    )

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TESSERA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This information supplements information contained in the definitive proxy statement of Tessera Technologies, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2013.

On April 23, 2013, the Board of Directors (the “Board”) of the Company reconstituted the membership of its Board committees in light of the recent appointment of three new board members.

The Audit Committee is now composed of John Chenault as the Chair, Christopher A. Seams and Robert J. Boehlke. Mr. Chenault replaces Mr. Boehlke as the Chair of the Audit Committee. Each of Messrs. Chenault, Seams and Boehlke qualify as independent directors for Audit Committee service in accordance with current NASDAQ listing standards, and each meets the enhanced audit committee independence standards established by the Sarbanes-Oxley Act of 2002 and Rule 10A-3 promulgated by the SEC. The Board has further determined that Mr. Chenault is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience.

The Compensation Committee is now composed of Timothy J. Stultz, Ph.D. as the Chair, John H. F. Miner, David C. Nagel, Ph.D. and Anthony J. Tether, Ph.D. Each of Drs. Stultz, Nagel and Tether and Mr. Miner qualify as independent directors for Compensation Committee service in accordance with current NASDAQ listing standards.

The Nominating Committee is now composed of Dr. Nagel as the Chair, Mr. Miner and Drs. Stultz and Tether. Each of Drs. Nagel, Stultz and Tether and Mr. Miner qualify as independent directors for Nominating Committee service in accordance with current NASDAQ listing standards.